Exhibit 99.1

Lions Gate Entertainment Corp. Separates its Studio and STARZ Businesses into Two Independent, Publicly-Traded Companies

Separation Creates One of the World’s Leading Independent Pure Play Content Companies

Lionsgate To Begin Trading Under the Ticker Symbol LION on the NYSE

Dual Share Structure Has Been Collapsed into Single Class of Stock

SANTA MONICA, CA, and VANCOUVER, BC, May 7, 2025 – Lions Gate Entertainment Corp. has completed the full separation of its Studio and STARZ businesses into two standalone, publicly-traded companies. Lionsgate will begin trading on the New York Stock Exchange today under the ticker symbol LION. The separation was approved by an overwhelming majority of shareholders at a special shareholder meeting on April 23rd, with over 99% of both classes of shareholders who voted approving the separation. As part of the separation, the former dual share structure has been collapsed into a single class of stock.

The separation is designed to unlock incremental value by creating two pure play, standalone companies able to pursue their own strategic, financial and operational priorities and attract investors drawn to the strengths of their respective businesses. Lionsgate becomes one of the world’s leading independent publicly-traded content companies, releasing 30 to 40 films a year, including a dozen wide theatrical releases, creating more than 100 shows spanning its scripted and unscripted television businesses, shepherding a portfolio of valuable brands and franchises, managing a 20,000-plus title film and television library, and operating a world-class talent management and production company at 3 Arts Entertainment.

“We began our journey 25 years ago as a new and different kind of studio, committed to bold, original content, agnostic to distribution platform, disciplined in our execution and powered by a deep library and an agile and entrepreneurial culture,” said Lionsgate CEO Jon Feltheimer. “Today we’re launching an exciting new chapter as a leading pure play content company, adapting our proven strengths, embracing our emerging opportunities, and bringing our unique and not-easily-replicable portfolio of assets to bear on our mission of creating significant incremental value for our partners, audiences and shareholders. I want to thank our colleagues at STARZ for their many contributions to the Lionsgate family over the past eight years. We look forward to continuing to collaborate closely with them, and we are confident in their success as a standalone company.”

About Lionsgate

Lionsgate (NYSE: LION) is one of the world’s leading standalone, pure play, publicly traded content companies. It brings together diversified motion picture and television production and distribution businesses, a world-class portfolio of valuable brands and franchises, a talent management and production powerhouse and a more than 20,000-title film and television library, all driven by the studio’s bold and entrepreneurial culture.

For media inquiries, please contact:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com